EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-100842, 333-109962, 333-146768, 333-169568, 333-206750, and 333-221862 on Form S-8 and 333-54006 and 333-221901 on Form S-3 of our report dated June 8, 2018, relating to the financial statements and financial statement schedule of Daktronics, Inc. and subsidiaries, and the effectiveness of Daktronics, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Daktronics, Inc. for the year ended April 28, 2018.

/s/Deloitte & Touche LLP

Minneapolis, Minnesota
June 8, 2018